JELD-WEN Announces Purchase Agreement for Towanda, PA Facility as a Result of Court- Ordered Divestiture Process JELD-WEN Proceeds to Close Divestiture Transaction CHARLOTTE, N.C., Dec. 16, 2024 /PRNewswire/ -- JELD-WEN Holding, Inc. (NYSE: JELD) ("JELD-WEN" or the "Company"), a leading global manufacturer of building products, today announced that, in compliance with the court-ordered divestiture of its Towanda, Pennsylvania business and related assets (collectively, "Towanda"), JELD-WEN has entered into an asset purchase agreement for the sale of Towanda to Woodgrain Inc. ("Woodgrain") for approximately $115 million, subject to certain adjustments and closing conditions. "After many years of working through the court-ordered divestiture of Towanda, we have now reached an important inflection point in this process. We continue to evaluate our options in this unprecedented legal proceeding, but following a thorough review, we have concluded that it is in the best interest of the Company and its stakeholders to proceed with closing the transaction at this time. Regardless, JELD-WEN is well positioned to continue to service and supply its door customers at the high level they have come to expect from us," said Chief Executive Officer William J. Christensen. "While we are disappointed with the court ruling, we remain fully committed to advancing our transformation efforts to solidify our strong and resilient foundation. We will persist in investing in our business, focusing on initiatives that drive both cost reductions and sustainable growth," said Mr. Christensen. "Through this transformation, we see significant opportunities for self-driven improvements that will enhance our operations and position us for long-term success. I am confident that JELD-WEN has a bright future ahead, and we are dedicated to taking the necessary steps to unlock our full potential," concluded Mr. Christensen. Given the uncertainty around volumes related to the assignment of customer contracts and our obligations within transition services and supply agreements, the precise future financial impact to JELD-WEN is unclear. However, based on management's best estimates at this time, the Company believes that the sale of Towanda would result in an annual reduction of approximately $150 million to $200 million of revenue and approximately $25 million to $50 million of EBITDA during the twelve months following the closing of the divestiture. We expect a non-cash pre-tax impairment charge of approximately $25 million to $35 million and expect the divestiture to be approximately neutral to net debt leverage. Under the court-ordered asset purchase agreement, the sale of Towanda is currently expected to close as early as December 31, 2024. About JELD-WEN, Inc. JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, the company operates facilities in 15 countries in North America and Europe and employs approximately 18,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow LinkedIn. Forward Looking Statements This press release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward- looking statements are generally identified by our use of forward-looking terminology, including the terms "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," or "should," and, in each case, their negative or other various or comparable terminology. These forward-looking statements are based upon the company's current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the company's control. The Company's actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to: the possibility that the transaction may not be completed in a timely manner or at all; the outcome of any motion to vacate the divestiture order, any objection to the court-ordered divestiture, and any related appeals; third-party costs incurred by the Company related to the transaction; risks and uncertainties related to the Company's current financial expectations and projections; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and other filings with the U.S. Securities and Exchange Commission. Media Contact: JELD-WEN Holding, Inc. Melissa Farrington Vice President, Enterprise Communications 262-350-6021 Mfarrington@jeldwen.com Investor Relations Contact: James Armstrong Vice President, Investor Relations 704-378-5731 jarmstrong@jeldwen.com SOURCE JELD-WEN Holding, Inc. Exhibit 99.1